Exhibit 99.1

SWS Group, Inc. Reports First Quarter Net Income of $7 Million

DALLAS, November 3, 2008 – SWS Group, Inc. (NYSE: SWS) today announced net income of $7.0 million, or diluted earnings per share (EPS) of 26 cents, for its fiscal first quarter ended Sept. 26, 2008, compared with net income of $7.7 million, or diluted EPS of 28 cents, for the first quarter of its prior fiscal year. Net revenues (total revenues less interest expense) were $87.8 million compared with $66.9 million in the first quarter a year ago.

Results for the quarter just ended included a previously announced $3.5 million after-tax write-off of a Lehman Brothers counterparty obligation.

“We’re pleased that all of our business segments contributed to the company’s pre-tax income for the quarter,” said SWS Group President and CEO Donald W. Hultgren. “General economic and market conditions present challenges to all financial companies as we undergo a period of stress and uncertainty. We believe we are well positioned to take advantage of opportunities and to continue expanding our presence in the markets in which we compete.”

Net revenues increased by $20.8 million over those reported for the prior year’s first quarter, with the acquisition of M.L. Stern accounting for $12.2 million of the increase. Institutional segment commission revenue increased $4.5 million, primarily in the fixed income business as greater volatility and increased client activity led to wider spreads and more transactions. Net interest revenue increased $8.6 million primarily because of increased stock loan spreads and an increase in the bank’s average loan balance.

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SWS Reports First Quarter Net Income of $7.0 Million / 2

Operating expenses for the first quarter increased $22 million over those reported for the first quarter of the prior fiscal year. The largest increases were in commissions and other employee compensation, $12.2 million, and other expenses, $7.6 million. The acquisition of M.L. Stern added $8.3 million in commissions and other employee compensation expense to first quarter results. The remainder of the increase resulted from variable compensation in the institutional segment, additional headcount at the bank and an increase in incentive compensation. The increase in other expenses is primarily from the write-off of the Lehman Brothers counterparty exposure, an increase in the provision for loan loss and increases in certain licenses, fees and assessments.

Clearing segment net revenues declined $2.1 million to $8.2 million, and the segment’s pre-tax income declined to $2.3 million from $4.5 million in the prior year first quarter. Clearing fee revenue declined 2 percent to $3.3 million, and the segment’s net interest revenue declined 50 percent to $2.3 million while other clearing revenues increased 7 percent to $2.6 million. The large decline in net interest revenues primarily resulted from decreased spreads earned on correspondent customer margin and credit balances, a decline in margin balances and a drop in the spread earned on customer deposits. Staff additions caused operating expenses to increase slightly. The correspondent count at the end of the quarter was 201.

Retail segment net revenues, driven by the addition of revenues from the acquisition of M.L. Stern, increased $10.4 million, or 53 percent, in the first quarter as compared with results from the first quarter last year. Despite the added revenues, pre-tax income was down 13 percent to $2.8 million as a result of higher expenses and reduced spreads earned on customer deposits. Net interest revenue allocated to the retail segment decreased 32 percent and operating expenses increased 65 percent in the quarter. The primary component of operating expenses, commission expense, increased 55 percent, driven by M.L. Stern’s commission expense of $8.3 million. Total customer assets were $10.8 billion, including $4.4 billion at M.L. Stern, at Sept. 26, 2008, up from $7.3 billion a year ago.

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SWS Reports First Quarter Net Income of $7.0 Million / 3

The retail segment, excluding M.L. Stern, posted revenue down 9 percent primarily due to reduced revenue from independent contractors. In addition, new retail offices are still operating at less than full capacity.

Institutional segment net revenues increased 54 percent to $36.8 million from $24.0 million, and pre-tax income rose 57 percent to $11.0 million from $7.0 million in the first quarter as compared with the same period in the prior fiscal year. Institutional commissions increased $4.5 million, or 44 percent, as volumes improved in the taxable fixed income and municipal areas. Institutional net interest income, which is generated primarily by securities lending activities, improved $8.4 million, or 152 percent from the prior year’s first quarter as the spread in this business remained at high levels.

Banking segment net revenues increased 23 percent in the first quarter to $15.3 million from $12.5 million in the first quarter a year ago. Pre-tax income for the banking segment declined 17 percent to $4.5 million from $5.5 million. Net interest revenue increased $2.8 million, or 23 percent, as compared with the prior year’s first quarter figure, primarily as a result of increased loan volume. The bank’s first quarter operating expenses were up $3.7 million, or 53 percent, from the year earlier quarter. An increase in the provision for loan losses, increased compensation expense, real estate fees and other expenses caused operating expenses to rise.

The bank opened a new full-service banking center in the southwest Fort Worth area in October. Southwest Securities, FSB now has 11 full-service banking centers. At quarter’s end the bank had $1.3 billion in interest-earning assets. “We are continuing down a path of reasonable growth through attracting experienced lenders who want the opportunity to develop and manage their own banking center,” Mr. Hultgren said.

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SWS Reports First Quarter Net Income of $7.0 Million / 4

SWS Group, Inc. is a Dallas-based financial services holding company offering a broad range of services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol, SWS. Subsidiaries include Southwest Securities, Inc, SWS Financial Services, Inc., M. L. Stern & Co., Southwest Securities, FSB, and Southwest Insurance Agency.

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007
Clearing	$8,176	$10,278	$2,272	$4,497
Retail	29,997	19,639	2,774	3,184
Institutional	36,812	23,953	11,027	7,037
Bank	15,327	12,491	4,548	5,452
Other consolidated entities	(2,544)	585	(9,828)	(8,224)

Consolidated	$87,768	$66,946	$10,793	$11,946

FINANCIAL TABLES FOLLOW

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SWS Reports First Quarter Net Income of $7.0 Million / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 26, 2008 and June 27, 2008

(In thousands, except par values and share amounts)

	September 26, 2008 (Unaudited)	June 27, 2008

Assets
Cash and cash equivalents	$52,345	$39,628
Assets segregated for regulatory purposes	347,375	322,575
Receivable from brokers, dealers and clearing organizations	2,414,530	2,849,982
Receivable from clients, net of allowances	263,529	286,945
Loans held for sale	295,896	359,945
Loans, net	981,069	925,758
Securities owned, at market value	181,397	198,573
Securities purchased under agreements to resell	13,797	9,862
Goodwill	7,552	7,552
Marketable equity securities available for sale	5,597	6,964
Other assets	109,150	110,467

Total assets	$4,672,237	$5,118,251

Liabilities and Stockholders’ Equity
Short-term borrowings	$114,500	$86,800
Payable to brokers, dealers and clearing organizations	2,300,893	2,794,377
Payable to clients	552,798	556,029
Deposits	1,134,807	1,071,973
Securities sold under agreements to repurchase	10,007	6,342
Securities sold, not yet purchased, at market value	30,067	26,511
Drafts payable	25,292	19,657
Advances from Federal Home Loan Bank	106,701	166,250
Other liabilities	70,058	67,306

Total liabilities	4,345,123	4,795,245

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,296,219 and outstanding 27,294,654 shares at September 26, 2008; issued 28,269,134 and outstanding 27,195,609 shares at June 27, 2008	2,829	2,827
Additional paid-in capital	269,326	269,360
Retained earnings	66,669	62,100
Accumulated other comprehensive income – unrealized holding gain, net of tax	(2,062)	(1,194)
Deferred compensation, net	2,177	1,994
Treasury stock (1,001,565 shares at September 26, 2008 and 1,073,525 shares at June 27, 2008, at cost)	(11,825)	(12,081)

Total stockholders’ equity	327,114	323,006

Total liabilities and stockholders’ equity	$4,672,237	$5,118,251

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SWS Reports First Quarter Net Income of $7.0 Million / 6

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three months ended September 26, 2008 and September 28, 2007

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 26, 2008	Three Months Ended September 28, 2007
Revenues:
Net revenues from clearing operations	$3,296	$3,351
Commissions	35,745	22,172
Interest	66,780	69,205
Investment banking, advisory and administrative fees	10,924	10,041
Net gains on principal transactions	2,704	1,343
Other	2,899	6,428

Total revenue	122,348	112,540

Interest expense	34,580	45,594

Net revenues	87,768	66,946

Non-Interest Expenses:
Commissions and other employee compensation	52,411	40,224
Occupancy, equipment and computer service costs	7,740	6,523
Communications	3,161	2,226
Floor brokerage and clearing organization charges	917	1,127
Advertising and promotional	799	593
Other	11,947	4,307

Total non-interest expenses	76,975	55,000

Income from continuing operations before income tax expense	10,793	11,946
Income tax expense	3,770	4,242

Income from continuing operations	7,023	7,704
Discontinued operations:
Income from discontinued operations	—	29
Income tax expense	—	(9)
Minority interest	—	(3)

Income from discontinued operations	—	17

Net income	7,023	7,721
Net loss recognized in other comprehensive income	(868)	(225)

Comprehensive income	$6,155	$7,496

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SWS Reports First Quarter Net Income of $7.0 Million / 7

	Three Months Ended September 26, 2008	Three Months Ended September 28, 2007
Earnings per share – basic
Income from continuing operations	$0.26	$0.28
Income from discontinued operations	—	—

Net income	$0.26	$0.28

Weighted average shares outstanding – basic	27,022,556	27,405,943

Earnings per share – diluted
Income from continuing operations	$0.26	$0.28
Income from discontinued operations	—	—

Net income	$0.26	$0.28

Weighted average shares outstanding – diluted	27,198,585	27,613,315

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CONTACT:	Jim Bowman, Vice President – Corporate Communications, (214) 859-9335
jbowman@swst.com